Nephros Receives FDA 510(k) Clearance of S100 Point of Use Filter

RIVER EDGE, NJ, April 14, 2016— Nephros, Inc. (OTCQB:NEPH), (the “Company”) a commercial stage medical device company that develops and sells high performance liquid purification ultrafilters and an on-line mid-dilution hemodiafiltration (“HDF”) system for use with a hemodialysis machine for the treatment of patients with end stage renal disease, announced today that it has received 510(k) clearance from the U.S. Food and Drug Administration (“FDA”) to market its S100 Point of Use filter designed to filter Environmental Protection Agency (“EPA”) quality drinking water to retain waterborne bacteria to assist in infection control.

The S100 ultrafilter is designed to assist hospitals and medical facilities with their efforts to protect patients from water-borne bacteria. Legionella and Pseudomonas are common bacteria that can have a devastating impact on infected patients, particularly those whose immune system is compromised. The S100 Point of Use filter attaches to the end of a sink faucet and is designed to provide up to 3 months of protection.

“In response to customer feedback, the S100 adds an end of faucet product to our infection control portfolio to support hospitals in their efforts to protect patients from water-borne pathogens,” said Daron Evans, President and CEO of Nephros. “With the 510(k) process completed, we intend to fill initial orders for S100 filters this quarter.”

About Nephros, Inc.

Nephros is a commercial stage medical device company that develops and sells high performance liquid purification filters, as well as a hemodiafiltration system for the treatment of patients with End Stage Renal Disease. Its filters, which it calls ultrafilters, are used primarily in medical applications. Nephros ultrafilters are used by dialysis centers for the removal of biological contaminants from the water and bicarbonate concentrate feeding hemodialysis devices. Additionally, Nephros ultrafilters are used in hospitals and medical clinics as an aid in infection control by retaining bacteria (i.e. Legionella, Pseudomonas), virus and endotoxin from water used by patients.

For more information about Nephros, please visit the company’s website at www.nephros.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding the S100, including the timing of filling initial orders for such product, and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including changes in business, economic and competitive conditions, the availability of capital when needed, our dependence on third party manufacturers, regulatory reforms, uncertainties in litigation or investigative proceedings, and the availability of financing. These and other risks and uncertainties are detailed in Nephros Inc.’s reports filed with the U.S. Securities and Exchange Commission, including with respect to Nephros, its Annual Report on Form 10-K for the year ended December 31, 2015. Nephros, Inc. does not undertake any responsibility to update the forward-looking statements in this release.

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